EXHIBIT 99.1

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
SHARE REDEMPTION PROGRAM
Our board of directors has adopted a share redemption program that enables our stockholders to sell their shares to us in limited circumstances. Our share redemption program permits you to submit your shares for redemption after you have held them for at least one year, subject to the significant conditions and limitations described below.
Our common stock is currently not listed on a national securities exchange, and we will not seek to list our stock until such time as our independent directors believe that the listing of our stock would be in the best interest of our stockholders. In order to provide stockholders with the benefit of interim liquidity, stockholders who have held their shares for at least one year may present all or a portion consisting of at least 25%, of the holder’s shares to us for redemption at any time in accordance with the procedures outlined below. At that time, we may, subject to the conditions and limitations described below, redeem the shares presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption. We will not pay to our board of directors, our advisor or their affiliates any fees to complete any transactions under our share redemption program.
The redemption price per share shall be the lesser of (i) the amount you paid for your shares or (ii) 95% of the net asset value, or NAV, of the shares (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock).
The redemption price per share as described above for shares repurchased will be reduced by the aggregate amount of net proceeds per share, if any, distributed to the stockholders prior to the repurchase date as a result of a “special distribution.” While our board does not have specific criteria for determining a special distribution, we expect that a special distribution will only occur upon the sale of a property and the subsequent distribution of the net sale proceeds. Our board may change the redemption price per share at any time by providing 30 days’ notice to our stockholders. Our board of directors may also choose to amend, suspend or terminate our share redemption program upon 30 days’ notice at any time. Our board will announce any redemption price changes and the time period of its effectiveness as a part of its regular communications with our stockholders through our filings with the SEC.
You generally have to hold your shares for one year before submitting your shares for redemption under the program; however, we may waive the one-year holding period in the event of the death, qualifying disability or bankruptcy of a stockholder. Shares redeemed in connection with the death or qualifying disability of a stockholder may be repurchased at 100% of the NAV of the shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock).
In order for a disability to be considered a "qualifying disability," (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive. The "applicable governmental agencies" are limited to the following: (1) the Social Security Administration; (2) the U.S. Office of Personnel Management; or (3) the Veteran's Benefits Administration.
Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act orAmericans with Disabilities Act, or waiver of insurance premiums, will not entitle a stockholder to the special redemption terms applicable to stockholders with a "qualifying disability" unless otherwise permitted by us. Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability, a Veteran’s Benefits Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits.
The following disabilities do not entitle a worker to Social Security disability benefits:
•disabilities occurring after the legal retirement age;
•temporary disabilities; and
•disabilities that do not render a worker incapable of performing substantial gainful activity.
During any calendar year, we will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year. The cash available for redemption will be limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.

We will redeem our shares on the last business day of the month following the end of each quarter. Requests for redemption would have to be received on or prior to the end of the quarter in order for us to repurchase the shares as of the end of the next month. You may withdraw your request to have your shares redeemed at any time prior to the last day of the applicable quarter.
If we could not purchase all shares presented for redemption in any quarter, based upon insufficient cash available or the limit on the number of shares we may redeem during any calendar year, we would attempt to honor redemption requests on a pro rata basis. We would treat the unsatisfied portion of the redemption request as a request for redemption the following quarter. At such time, you may then (1) withdraw your request for redemption at any time prior to the last day of the new quarter or (2) ask that we honor your request at such time, if, any, when sufficient funds become available and/or the 5% share limit is no longer applicable. Such pending requests will generally be honored on a pro rata basis. We will determine whether we have sufficient funds available or we have reached the 5% share limit as soon as practicable after the end of each quarter, but in any event prior to the applicable payment date. The redemption price per share will be determined on the date of redemption.
Because the redemption of shares will be funded with the net proceeds we receive from the sale of shares under our distribution reinvestment plan, the discontinuance or termination of our distribution reinvestment plan will adversely affect our ability to redeem shares under our share redemption program. We would notify you of such developments (1) in our annual or quarterly reports filed with the SEC or (2) by means of a separate mailing to you, accompanied by disclosure in a current or periodic report under the Exchange Act.
Our share redemption program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as the listing of our shares on a national securities exchange, or our merger with a listed company. Our share redemption program will be terminated if our shares become listed on a national securities exchange. We cannot guarantee that a liquidity event will occur.
The shares we redeem under our share redemption program will be cancelled and return to the status of authorized but unissued shares. We do not intend to resell such shares to the public unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise sold in compliance with such laws.